Exhibit 99.1

Ulta Beauty Appoints Brieane Olson to Its Board of Directors

BOLINGBROOK, IL. August 17, 2026 – Ulta Beauty, Inc. (NASDAQ: ULTA) today announced the appointment of Brieane Olson to its Board of Directors, effective August 31, 2026.

“We are thrilled to welcome Brie to our Board of Directors,” said Kecia Steelman, president and chief executive officer. “She has extensive experience leading consumer retail organizations through periods of growth and transformation, and we are confident her insights into strategy execution, talent development, and long-term value creation will be invaluable to the Board as we continue to advance our Ulta Beauty Unleashed strategy.”

Ms. Olson joins the Ulta Beauty Board with over 20 years of specialty retail experience spanning strategic planning, brand building, omnichannel commerce, merchandising, and organizational leadership. She currently serves as Chief Executive Officer of Pacific Sunwear (“PacSun”), a private specialty retailer offering lifestyle apparel and related products, a position she has held since May 2023, and as PacSun’s President since June 2021 and Chief Brand Officer since July 2020. Since joining PacSun in 2007, Ms. Olson has held leadership positions of increasing responsibility, including previous service as PacSun’s Chief Merchandising Officer and Senior Vice President of Merchandising and Design. Prior to joining PacSun, Ms. Olson held leadership positions with Abercombie & Fitch, Hollywould, and Valentino.

Ms. Olson also serves on the board of directors of PacSun. She holds a Bachelor of Arts degree in Mass Communications from the University of California, Berkeley, a master’s degree in Fashion from Istituto Marangoni in Italy, and has completed the Advanced Management Program at Harvard Business School.

With the appointment of Ms. Olson, who will fill the seat on the Board vacated by Kelly G. Garcia in connection with his transition to the role of Ulta Beauty’s Chief Technology Officer, Ulta Beauty’s Board will consist of 10 directors.

About Ulta Beauty

Ulta Beauty (NASDAQ: ULTA) is the largest specialty beauty retailer in the U.S. and a leading destination for cosmetics, fragrance, skin care, hair care, wellness and salon services. Since opening its first store in 1990, Ulta Beauty has grown to more than 1,500 stores across the U.S. and redefined beauty retail by bringing together All Things Beauty. All in One Place®. With an expansive product assortment, professional salon services, and its beloved Ulta Beauty Rewards loyalty program, the company delivers seamless, personalized experiences across stores, Ulta.com and the Ulta Beauty App – where the possibilities are truly beautiful. Ulta Beauty is also expanding its presence internationally through its subsidiary, Space NK, a luxury beauty retailer operating in the U.K. and Ireland, its joint venture in Mexico, and its franchise in the Middle East. For more information, visit www.ulta.com.

Ulta Beauty Contacts:
Kiley Rawlins, CFA

Senior Vice President, Investor Relations

krawlins@ulta.com

Natalie Navarre

Vice President, Public Relations & Social Marketing

PR@ulta.com

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